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                                                                    Exhibit 3.05

                                    EXHIBIT A

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

---------------------------------------)
SHARON P. SANDLER,                     )
                                       )
                                       )    92 CIV 5292 (RWS)
                                       )
          Plaintiff,                   )
                                       )
     -against-                         )
                                       )
PROGRAMMING AND SYSTEMS                )
INCORPORATED, IRWIN MAUTNER, ALVIN     )
LIPOFF, LESTER J. TANNER, KENNETH FULD )
and MARTIN GREENSTEIN, C.P.A.,         )
                                       )
          Defendants.                  )
---------------------------------------)

                                 ORDER GRANTING
                       PRELIMINARY APPROVAL OF SETTLEMENT,
                              NOTICE AND SCHEDULING

            Plaintiff Sharon Sandler and Defendants Programming and Systems Incorporated, Irwin Mautner, Alvin Lipoff, Lester J. Tanner, Kenneth Fuld and Martin Greenstein, C.P.A. (collectively the "Settling Defendants") having made application, pursuant to Fed R.Civ.P. 23(e), for an order approving the settlement of Sandler v. Programming and Systems Inc., et al., 92 CIV 5292 (RJS) (the "Action") in accordance with the Stipulation of Settlement, dated November 15, 1993 (the "Settlement Stipulation") which, together with the exhibits annexed thereto, sets forth the terms and conditions of a proposed settlement of the Action and for dismissal of the Action as against the Settling Defendants with prejudice, upon the terms and conditions set forth therein; and the Court having read and considered the Settlement Agreement and the exhibits annexed thereto; and the parties to the


ORDER GRANTING PRELIMINARY APPROVAL
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Action having been heard,

            IT IS HEREBY ORDERED:

            1. A hearing (the "Settlement Hearing") will be held before this Court on January 5, 1994, at 9:30 a.m. in Courtroom 434, of the United States Courthouse, Foley Square, 40 Centre Street, New York, New York (i) to determine whether the proposed settlement of the Action on the terms and conditions provided in the Settlement Agreement is fair, reasonable and adequate and should be approved by the Court; (ii) to determine whether a judgment should be entered dismissing the Action as against the Settling Defendants on the merits, with prejudice, and without costs; and (iii) to consider the application of plaintiffs' counsel for an award of attorney's fees, reimbursement of expenses and an award to named plaintiff.

            2. For purposes of this Proposed Settlement there is hereby certified, pursuant to Rule 23 of the Federal Rules of Civil Procedure a Class consisting of: All persons who held Common Stock of Programming and Systems, Inc. ("PSI") on June 17, 1992 and their successors in interest ("Class"). Excluded from the Class are the defendants herein, members of the immediate family of the individual defendants, members of PSI's management, any entity in which any of the defendants has a controlling interest, and the legal representatives, heirs, successors or assigns of any of the defendants.

            3. The Court approves, as to form and content, the "Notice of Proposed Settlement Between Plaintiffs and Programming and Systems Incorporated, Irwin Mautner, Alvin Lipoff, Lester J. Tanner, Kenneth Fuld and Martin Greenstein,


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C.P.A." (the "Notice"); the "Summary Notice of Proposed Settlement" (the
"Summary Notice"), and the "Proof of Claim and Release" (the "Proof of Claim and Release"), annexed as Exhibits B through D to the Settlement Agreement, and finds that the public mailing and distribution of the Notice, Proof of Claim and Release and Summary Notice, substantially in the form attached hereto and in the manner set forth in paragraph 4 of this Order, meet the requirements of Rule 23 of the Federal Rules of Civil Procedure and due process and constitutes the best notice practicable under the circumstances and shall constitute due and sufficient notice to all persons entitled thereto.

            4. Plaintiff's Counsel is hereby empowered to, and shall, subject to Court order, supervise and administer the notice procedure and administer the processing of claims as more fully set forth below:

            (a) PSI has agreed to pay for the costs of notice and administration and plaintiff's attorneys' disbursements in an amount not to exceed $50,000, which shall be used to pay the expenses in notifying the Class Members of this proposed settlement and for processing of claims of Class members and such costs reasonably incurred shall be paid by PSI regardless of whether this proposed settlement receives final approval pursuant to Rule 23(e) of the Federal Rules of Civil Procedure.

            (b) Plaintiff's Counsel has indicated its intention to apply to the Court for an award of attorneys' fees, reimbursement of expenses and award to named plaintiff out of the proceeds of the Settlement Fund established pursuant to the Settlement Stipulation. If the settlement is approved and the application is approved in part or in whole by the Court all such amounts shall be paid from the Settlement Fund. The remaining portion of such fund shall be distributed to the


ORDER GRANTING PRELIMINARY APPROVAL                                            3
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Class pursuant to further Order of the Court. Accordingly, the Court finds that all eligible Class Members who desire to participate in sharing of such monies, if any, should file appropriate Proofs of Claim subject to the following conditions:

                  (i) on or before November 19, 1993, Plaintiff's Counsel shall cause a Notice and Proof of Claim, substantially in the forms annexed as Exhibits B and D, respectively, to the Settlement Stipulation, to be mailed by first class mail, postage prepaid, to all persons appearing on the transfer records of PSI as having held shares of PSI common stock at the close of trading on the NASDAQ on June 17, 1992, at their addresses listed on such transfer records.

                  (ii) on or before November 26, 1993, Plaintiff's Counsel shall cause to be published a Summary Notice, substantially in the form annexed as Exhibit C to the Settlement Agreement, twice in the National Edition of The Wall Street Journal.

                  (iii) At or prior to the Settlement Hearing provided for in paragraph 2 of this Order, Plaintiffs' Counsel shall serve on counsel for the Settling Defendants and file with the Court proof, by affidavit, of the aforesaid publications and mailings.

            5. Any Class Member may appear personally or by counsel of his own choice and at his own expense at the Settlement Hearing to show cause why (a) the proposed settlement should or should not be approved as fair, reasonable and adequate; or (b) a judgment should or should not be entered thereon; provided, however, that no Class Member will be heard or entitled to contest the approval of the terms and conditions of the proposed settlement, the judgment to be entered thereon approving the same, or the expenses requested or other matter(s) that may


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be considered by the Court at or in connection with said Settlement Hearing, except as the Court, in its discretion, may otherwise direct, unless on or before December 27, 1993, such shareholder has served by hand or by first-class mail a notice of intention to appear, together with satisfactory proof of Class membership, written objections and copies of any supporting papers and briefs upon Plaintiff's Counsel:

                          Jared B. Stamell
                          Stamell, Tabacco & Schager
                          555 Madison Avenue, Suite 600
                          New York, New York 10022

and upon counsel for certain of the Settling Defendants:

                          Irving L. Golomb
                          Golomb Sindel & Dible, P.C.
                          185 Madison Avenue, Suite 1600
                          New York New York 10016

and has filed said notice, objections, papers and briefs, showing due proof of service upon said counsel for the plaintiffs and counsel for certain of the Settling Defendants with the Clerk of the United States District Court for the Southern District of New York, United States Courthouse, New York, New York.

            6. Any Class Member who does not object in the manner provided will be deemed to have waived such objection and will forever be foreclosed from making any objection to the fairness, adequacy or reasonableness of the proposed settlement or the fee application.

            7. All members of the Class who want may exclude themselves from the Class by mailing, by first class mail, a timely and valid request for exclusion to Jared B. Stamell and Irving L. Golomb, at the addresses set forth in paragraph 5 of this Notice, postmarked on or before December 27, 1993, and by filing said request with the Clerk of the United States District Court of the Southern District of


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New York, United States Courthouse, New York, New York on or before December 23,
1993. A request for exclusion must set forth the following information with respect to the person or entry requesting exclusion: name, address, and social security or taxpayer identification number and the number of shares of PSI stock the person or entity beneficially owned on June 17, 1992 and the number of shares owned at the date of the request and if held in broker's or nominee's name, the identity thereof. All requests for exclusion must be signed by or on behalf of the person or entity requesting exclusion.

            8. If a request for exclusion does not include the foregoing information or is not timely signed, mailed and filed, it shall not be a valid request for exclusion and any person or entity who files an invalid request for exclusion shall be a member of the Class. All persons who properly file requests for exclusion from the Class shall have no rights with respect to the Settlement.

            9. In order to be entitled to a distribution from the Settlement Fund (as provided in the Settlement Agreement), a member of the Class must submit a Proof of Claim in the manner set forth below.

            10. Any Class Member who does not submit a timely and valid Proof of Claim will not be entitled to share in this Settlement Fund, but nonetheless will be barred and enjoined from asserting any claims that have been or might have been asserted in this Action against the Settling Defendants.

            11. "Proofs of Claim" will be submitted in accordance with the following procedures and conditions:

                  (a) A Proof of Claim must be mailed by first class mail, postmarked no later that June 5, 1994, to the post office box address maintained


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by Plaintiff's Counsel in accordance with paragraph 9 herein. Any such Class
Member who fails to submit the required Proof of Claim and Release within said period will be precluded from receiving payment pursuant to the Settlement Agreement, but will in all other respects be subject to the provisions of the Settlement Agreement. A Proof of Claim and Release will be deemed to have been submitted when postmarked, postage prepaid, and addressed in accordance with the instructions therein. Extensions of time to submit, correct or complete Proofs and Claim and Release in general, or an individual Proof of Claim and Release may be agreed to by the parties or granted by the Court;

                  (b) A Proof of Claim and Release must satisfy the following conditions:

                        (i) the Proof of Claim must be substantially complete and provide all the information requested therein;

                        (ii) the Proof of Claim must be properly executed by each claimant;

                        (iii) if the person executing the Proof of Claim and Release is acting in a representative capacity, the Proof of Claim and Release must be accompanied by proof of authority of the representative to act on behalf of and to bind the claimant.

                  (c) By submitting a Proof of Claim each claimant thereby acknowledges or reaffirms that he, she or it submits to the jurisdiction of the Court for purposes of this Action;

            12. Plaintiff's Counsel or their Settlement Agent will be responsible for processing all Proofs of Claim and administrating the settlement in accordance


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with the procedures set forth herein. For purposes of facilitating the receipt and processing of "Proofs of Claim," Plaintiff's Counsel or their Settlement Agent will maintain a numbered post office box. All notice to Class Members and other communications regarding the proposed settlement of the Action will designate that post office box as the return address. Plaintiff's Counsel or their Settlement Agent shall be responsible for (a) the initial receipt of all responses to the Notice, (b) forwarding to counsel for the Class inquiries from Class Members, where appropriate, and (c) preserving all "Proofs of Claim" and any and all other written communications from Class Members or any other person in response to the Notice. Either Plaintiff's Counsel or the Settlement Agent may respond to inquiries mailed to said post ofiice box, but copies of all written answers to such inquiries will be maintained and made available far inspection by all counsel in this Action.

            13. All papers in support of this settlement, submitted by any of the named parties to the Action, shall be filed with the Court and served on the other parties no later than December 28, 1993.

            14. The Court expressly reserves its right to adjourn the Settlement Hearing, or any adjournment thereof, without any further notice other than an announcement at the Settlement Hearing or any adjournment thereof, and to approve the Settlement Agreement with modifications agreed to by the parties and without further notice to members of the Class. The Court retains jurisdiction of this Action to consider all further applications arising out of or connected with the proposed settlement herein.

            15. All pretrial and trial proceedings in this Action, involving the Settling Defendants, are stayed and suspended until further order of the Court.


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Pending the final determination of the fairness, reasonableness and adequacy of the settlement, no plaintiff or member of the Class may institute or commence any action or proceeding against any or all of the Settling Defendants asserting any of the Released Claims, as defined in paragraph 17 of the Settlement Agreement.

                  16. In the event the proposed settlement as provided in the Settlement Agreement is not approved by the Court, or if for any reason the parties fail to obtain a final judgment (as provided in the Stipulation of Settlement), by April 5, 1994 then, in either of such events, the Stipulation of Settlement and prior orders of the Court relating to it will become null and void and of no further force and effect except as to contribute to any expenditures payable out of the Escrow Fund established pursuant to the Stipulation of Settlement, and will not be used or referred to for any purpose whatsoever. In such event, the Stipulation of Settlement and all negotiations and proceedings relating thereto will be withdrawn without prejudice as to the rights of any and all parties thereto.

Dated: November 17, 1993                            SO ORDERED.
       New York, New York


                                                    /s/ ROBERT W. SWEET
                                                    -------------------
                                                    U.S.D.J.


ORDER GRANTING PRELIMINARY APPROVAL                                            9